Exhibit 10.17

April 10, 2019

Heart Test Laboratories, Inc.

550 Reserve Street, Suite 360

Southlake, Texas 76092

Attn: Chairman of the Board

Re: Conversion of Notes, Nomination of Director, Board Observation Rights and Approval Rights

Gentlemen:

Heart Test Laboratories, Inc., a Texas corporation (the “Company”), has undertaken an offering (the “Offering”) of up to $5,000,000 (subject to increase) of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C Preferred Stock”) as more specifically described in the Company’s Subscription Agreement for Series C Convertible Preferred Stock (the “Subscription Agreement”). As part of the Offering, the Company and Front Range Ventures LLC (“FRV”) have agreed to the following terms and provisions:

1. FRV hereby agrees to execute a Subscription Agreement in the Offering to purchase $2,000,000 of Series C Preferred Stock in the Offering; it being agreed and understood that in the Offering FRV is converting the principal balance of, and accrued but unpaid interest on, loans made to the Company since January 1, 2019, and the principal so being converted will be included in calculating such $2,000,000 subscription (but not the interest being converted).

2. Effective as of the initial closing of the Offering (after satisfaction of the conditions precedent to such initial closing as set forth in the Subscription Agreement): (a) the principal balance of, and all accrued but unpaid interest on, (1) that certain Secured Promissory Note, dated November 13, 2018, in the original principal amount of $500,000, and issued by the Company to FRV (the “First FRV Note”); and (2) that certain Secured Promissory Note, dated December 21 2018, in the original principal amount of $1,000,000, and issued by the Company to FRV (the “Second FRV Note”), shall be deemed to have been converted into shares of Series C Preferred Stock at the conversion price of $25.00 per share of Series C Preferred Stock; and (b) FRV shall have filed a UCC-3 termination releasing its lien on certain assets of the Company as provided in that certain Security Agreement, dated as of November 13, 2018, by and between the Company and FRV. In order to receive a certificate for shares of Series C Preferred Stock upon such automatic conversions, FRV must deliver to the Company the original First FRV Note and the original Second FRV Note, in each case marked “canceled”; it being agreed and understood that any failure to do so will not affect in any way the above conversions, which shall be automatic, and that FRV shall only retain the right to receive such shares of Series C Preferred Stock following the delivery of FRV’s original First FRV Note and Second FRV Note as provided above.

3. For so long as FRV continues to own beneficially at least 71,000 shares of Series C Preferred Stock (the “Requisite Shares”), which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), FRV shall be entitled to nominate one person to the Board (the “FRV Nominee”). Upon nomination of the FRV Nominee, the Board will use all commercially reasonable efforts to cause the FRV Nominee to be elected to the Board. The Company agrees to reasonably compensate the FRV Nominee should the FRV Nominee not otherwise be presently employed by FRV. The initial FRV Nominee is to be determined.

4. For so long as FRV continues to own beneficially the Requisite Shares, FRV shall be entitled to designate one person to attend all meetings of the Board as an observer (the “FRV Observer”); it being agreed and understood that the FRV Observer shall not be a member of the Board and shall have no voting rights with respect to any matter being considered by the Board.

5. Neither FRV nor any Affiliate of FRV shall have any liability as a result of designating the FRV Nominee for election as a director of the Company for any act or omission by the FRV Nominee in his or her capacity as a director of the Company, nor shall any shareholder or director of the Company have any liability as a result of voting for any such FRV Nominee.

6. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

7. FRV hereby represents and warrants to the Company that, to FRV’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act of 1933, as amended (each, a “Disqualification Event”), will be applicable to any FRV Nominee except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any FRV Nominee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Nominee”. FRV hereby covenants and agrees (A) not to nominate or participate in the nomination of any FRV Nominee who, to FRV’s knowledge, is a Disqualified Nominee and (B) that in the event FRV becomes aware that any individual previously nominated by FRV as a FRV Nominee is or has become a Disqualified Nominee, FRV shall notify the Company in writing of the occurrence of such event, and FRV and the Board shall as promptly as practicable thereafter take such actions as are necessary to remove such Disqualified Nominee from the Board.

8. For so long as FRV continues to own beneficially the Requisite Shares, the Company will not, at any time, grant any security interest in any of its assets, without the prior written consent of FRV.

9. This Letter Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Texas, United States of America, and shall be binding upon the parties hereto and their respective heirs, estate, legal representatives, successors and assigns. If any provision of this Letter Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

10. In any action, proceeding or counterclaim brought to enforce any of the provisions of this Letter Agreement or to recover damages, costs and expenses in connection with any breach of the Letter Agreement, the prevailing party shall be entitled to be reimbursed by the opposing party for all of the prevailing party’s attorneys’ reasonable fees, costs and other out-of-pocket expenses incurred in connection with such action, proceeding or counterclaim.

11. This Letter Agreement may be amended, terminated or waived only with the written consent of each party hereto.

This Letter Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one (1) and the same agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart. The parties may execute this Letter Agreement and exchange counterparts by means of electronic mail, and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals.

If the foregoing terms are acceptable to you, please sign two copies of this letter agreement and return one copy to the undersigned.

Sincerely yours,

FRONT RANGE VENTURES LLC

By:	/s/ Lauren J. Richards
Printed:	Lauren J. Richards
Title:	Trust Officer, First Western Trust Bank

AGREED TO AND ACCEPTED
as of the date first above written:

HEART TEST LABORATORIES, INC.

By:	/s/ Andrew Simpson
Printed:	Andrew Simpson
Title:	Chairman

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